Exhibit 99.4
Q1 2017 Earnings Prepared Comments
Surabhi Varshney, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation first quarter 2017 financial results recording. The date of this recording is April 17, 2017. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Surabhi Varshney, Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Executive Vice President and Chief Financial Officer.
The Celanese Corporation first quarter 2017 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section along with the slides. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments and the slides are also being furnished to the SEC in a separate Current Report on Form 8-K.
Mark Rohr will provide some recent highlights and review our first quarter results. Chris Jensen will then comment on our cash flow, balance sheet and taxes. In the earnings call tomorrow morning, Mark, Chris and Pat Quarles will be available to answer questions. I'd like to turn it over to Mark now.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thank you Surabhi, and welcome to everyone listening in today.
I'll start with our consolidated results for the first quarter of 2017. We reported GAAP earnings of $1.30 per share and second-highest ever adjusted earnings of $1.81 per share. Our success was driven by robust growth in Advanced Engineered Materials, resilient performance in the Acetyl Chain, and gains from productivity initiatives across the corporation. I want to congratulate our teams for their tireless effort in creating value for customers and value for our shareholders. During the quarter we also invested $128 million to repurchase shares which puts us on pace to meet our $500 million commitment for the year. Share repurchases plus dividends returned a total of $179 million cash to the shareholders in the first quarter.
Shifting to our businesses, I'll start with the Acetyl Chain which generated core income of $108 million in the first quarter. Raw material costs were sharply higher than the same quarter last year, particularly in China, and the chain businesses responded well, driving price increases across the board. Volumes were lower compared to the first quarter of last year due to overlapping VAM contracts that contributed incremental volume in the first quarter of 2016 but did not repeat this year. Also, in China, we made a choice to sell less VAM as rising ethylene prices impacted our cost position compared to carbide-based VAM producers. We remain disciplined in our commercial approach and place molecules when and where they generate the most value as evidenced by core income margin expansion of 200 basis points sequentially and the increase in core income of 26 percent over that same period. Within the first quarter, price increases continued to improve the margin profile each consecutive month. We remain confident in the agility of the acetyls commercial model and the unmatched flexibility of our integrated supply chain to drive strong earnings growth in 2017 as commercial conditions evolve.
Materials Solutions had another record quarter generating core income of $243 million. Advanced Engineered Materials grew segment income 19 percent year over year to an all-time high of $143 million.

Volume was also at record levels driven by double-digit organic growth, SO.F.TER. acquisition, and success in Asia. As expected, segment income margin in engineered materials was lower than the same period last year, a reflection of the dilutive impact of SO.F.TER.'s margins as well as stronger growth in Asia. The businesses closed 513 projects in the quarter which is 1.7 times the number we closed in the first quarter of last year that puts us well on track to deliver 1,900 projects for the year. The rapid growth in projects closed reflects the ability of our team to expand capabilities and handle a higher level of complexity which includes the assimilation of new polymers. Teams at Celanese and SO.F.TER. have made good progress in integrating the businesses and this joint effort has been very well-received by customers on both sides. We also expect to close the previously announced Nilit Plastics acquisition in May of this year.
Our commercial and technical teams have been very successful in leveraging a broad and highly functionalized portfolio and making it easier for our customers to develop new products and get them to the market faster. In many cases we conduct joint workshops with customers, build and test components, and provide broad technical services in support of our common initiatives. Individual customer projects, that are similar in nature, are now being aggregated into programs to shed light on emerging trends in the space which has already proven to be a catalyst for our technology investments.
Let's take for example cooking applications where we have uncovered multiple opportunities in collaboration with major consumer appliance producers. For instance, the base plate that supports the cooking coils in an induction cooktop needs to maintain stiffness in high heat conditions to keep the cooking surface level. Our new polymer solutions that are both heat and chemical resistant can also provide dimensional stability to the plate and reduce the need for part assembly in the manufacturing process. Another opportunity that we closed this quarter was in the exhaust system located in the center of an induction top. Our polymer solution enabled manufacturers to use a single material for all three parts of the system which also provided aesthetics similar to metal. Parts made with our materials are easy to disassemble, lighter than metal, and dishwasher-safe. Celanese technology and highly functionalized polymers solutions are best suited to provide a wide range of features for our customers and we are getting better in using this pipeline to identify and target new growth opportunities, regardless of product or applications.
Consumer Specialties' segment income in the quarter was $100 million, a slight decline over the first quarter of 2016, with 46 percent segment income margin. Tow pricing and volumes were lower versus the prior year first quarter, due to lower industry utilization rates previously discussed, but partially offset by higher flake volumes along with gains from productivity programs. The first quarter segment income in 2017 had some unique carryovers from 2016 as we transitioned to new contracts, which are not expected to recur in the remaining three quarters of 2017. Volume is expected to step down from the first quarter to the second, mostly due to customer mix and timing, and then stay consistent for the rest of the year. We continue to expect 2017 earnings from Consumer Specialties to reset at 40 cents per share lower than 2016 and stabilize from there.
Looking forward to the rest of the year, we have a high level of conviction in our differentiated commercial approach, operating discipline, and the rigor of our productivity initiatives. In Advanced Engineered Materials, growth from new, high value-add projects commercialized through the opportunity pipeline and emerging benefits of the SO.F.TER. and Nilit integrations will contribute meaningfully to sales and earnings in 2017. The Acetyl Chain is strategically positioned to take advantage of the evolving industry and raw material environment to also advance growth. There are a number of challenges we anticipate in 2017 including tow headwinds, muted industrial demand, and uncertainty in raw materials. Nonetheless, we are off to a good start for the year, we are executing plans to address known headwinds, and we expect business conditions to gradually improve. Taking all of this into consideration, we expect earnings per share growth of 8-11 percent this year with a second half about 20 cents higher than the first.
With that, I'll now turn it over to Chris.

Chris Jensen, Celanese Corporation, Executive Vice President and Chief Financial Officer
Thanks Mark.
Before reviewing our cash flow results for the quarter, let me touch on an item in our GAAP reported results that is not included in our adjusted results. In the first quarter, we recorded charges of $56 million related to the Nanjing, China ethanol facility. The charges mainly consisted of a $27 million contract termination charge and an $18 million reduction to non-income tax receivable. The ethanol-related charges account for most of the differences between our GAAP and adjusted pre-tax results.
Moving on to cash flow. In the quarter, we generated $192 million of operating cash flow and $126 million of free cash flow. As is typical, the first quarter cash flow reflects a working capital build-up. On a comparative basis, cash flow in the first quarter of 2016 was high as it included the favorable tax impact of U.S. bonus depreciation related to the methanol unit. Capex for the first quarter of 2017 was $62 million and should be in the $250-300 million range for the year. We returned $179 million of cash to shareholders through 1.5 million share repurchases and $51 million in dividends for the quarter. We expect free cash flow to step up in the remaining quarters of 2017 for a total close to $850 million for the year, and meet or exceed the $2.5 billion cumulative free cash flow target we had set for the three years from 2016 through 2018.
On taxes, the effective US GAAP tax rate for the first quarter of 2017 was 23 percent compared to 19 percent in the first quarter of 2016. The higher effective rate was primarily related to losses in jurisdictions without income tax benefit, particularly due to the charges related to the Nanjing, China ethanol unit. Net cash income taxes paid were $25 million in the quarter compared to a $30 million tax refund in 2016. The tax rate for adjusted EPS was 16 percent versus 17 percent in the same quarter last year due to favorable changes in earnings mix in 2017.

This concludes our prepared remarks and we look forward to discussing our results and answering your questions Tuesday morning on the earnings call.
Thank you.